Exhibit 10.41

RESTRICTED SHARE UNIT AGREEMENT
PURSUANT TO THE
TRONOX LIMITED
MANAGEMENT EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED SHARE UNITS

*  *  *  *  *

Participant:

Grant Date:  February 8, 2018

Number of Restricted Share Units granted:
*  *  *  *  *

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Tronox Limited (the “Company”), and the Participant specified above, pursuant to the Tronox Limited Management Equity Incentive Plan (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined by the Committee under the Plan that it would be in the best interests of the Company to grant and issue the Restricted Share Units provided herein to the Participant on and subject to the terms and conditions of the Plan and this Agreement (“Performance RSUs”).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.          Incorporation By Reference; Plan Document Receipt Certain Defined Terms.  This Agreement is an Award Agreement for the purpose of the Plan.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  Unless otherwise provided herein, in the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.          Grant of Restricted Share Unit Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, and shall issue to the Participant on or as soon as practicable after the date of execution of this Agreement the number of Performance RSUs specified above.  The Participant agrees and understands that except as provided by the Plan nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.  The Participant also agrees and understands that the Performance RSUs are not Shares and do not confer rights on the Participant as a Shareholder.

South Africa Participants Only:  The Participant must provide satisfactory evidence that he has complied with all regulatory requirements (including, without limitation, the approval of the South African Reserve Bank and the South African Revenue Services) in the Republic of South Africa in which the Participant is habitually resident and is employed indirectly, within 12 months of the grant date, before the first vesting.  It is recorded that to the extent that the Participant does not provide the aforementioned evidence of his compliance with the regulatory requirements in South Africa, the Company shall not be obliged to issue the shares to the Participant.

3.          Vesting.

(a)          Performance Vesting.  Except as otherwise provided in this Section 3, the Performance RSUs subject to this Agreement shall vest based upon the Company’s performance on (i) Earnings Per Share (“EPS”) Change over the Measurement Period (weighted 50% of the total award opportunity) and (ii) Operating Return on Net Assets (“ORONA”) over the Measurement Period (weighted 50% of the total award opportunity), with (iii) a modifier that may increase or decrease the award based on Total Shareholder Return over the Measurement Period.  The “Measurement Period” shall mean the period commencing on the first day of the calendar quarter immediately preceding the Grant Date and ending on the last day of the calendar quarter immediately preceding the third (3rd) anniversary of the start of the Measurement Period.

(i)          Subject to the Participant’s continued employment on the third (3rd) anniversary of the Grant Date, the number of Performance RSUs that shall vest pursuant to this Section 3(a) shall be equal to the aggregate number of Performance RSUs multiplied by the applicable Performance Payout Percentage, and further adjusted based on the TSR Modifier.  The “Performance Payout Percentage” shall be the sum of 50% of the EPS Payout Percentage and 50% of the ORONA Payout Percentage.

(ii)          The following table shall be used to determine the “EPS Payout Percentage”:

Three-Year Diluted EPS Change (2018 to 2020)	EPS Payout Percentage (50% weighting)
$1.90 or higher (Maximum)	200%
$1.58 or higher, but lower than $1.90 (Target)	100%
$1.26 or higher, but lower than $1.58 (Threshold)	25%
Below $1.26	0%

The following table shall be used to determine the “ORONA Payout Percentage”:

Three-Year ORONA (2018 to 2020)	ORONA Payout Percentage (50% weighting)
19.9% or higher (Maximum)	200%
16.6% or higher, but lower than 19.9% (Target)	100%
13.3% or higher, but lower than 16.6% (Threshold)	25%
Below 13.3%	0%

(iii)          EPS Change shall be calculated by subtracting the Company’s diluted EPS from continuing operations, measured as the Company’s net income from continuing operations divided by its average fully diluted common shares outstanding, on the last trading day of the Measurement Period from its reported diluted EPS from continuing operations on the first trading day of the Measurement Period of $(0.89).

ORONA shall be calculated as operating income from the first trading day of the Measurement Period through the last trading day of the Measurement Period divided by net assets (net of PPE, net mineral leaseholds, accounts receivable, inventory, and accounts payable) over the same time period.

To the extent that actual EPS Change or ORONA for the Measurement Period hereunder is between the Threshold level and the Target level or between the Target level and the Maximum level, EPS Payout Percentage and/or the ORONA Payout Percentage shall be determined on a pro rata basis using straight line interpolation and the resulting Performance Payout Percentage shall determine the number of Performance RSUs to become vested hereunder; provided that no Performance RSUs shall become vested for the respective metric if the actual EPS Change or ORONA level achieved for the Measurement Period is less than the Threshold level of performance set forth in the table above; and provided, further, that the maximum number of Performance RSUs that may become vested shall not exceed the number of Performance RSUs set forth in the table above corresponding to the Maximum level of performance.

(iv)	The following tables shall be used to determine the “TSR Modifier”:

Three-Year Total Shareholder Return Ranking	Modifier Factor Applied to Performance Payout Percentage
75th percentile or higher (Maximum)	1.25x
62.5th percentile or higher, but lower than 75th percentile (Above Target)	1.10x
37.5th percentile or higher, but lower than 62.5th percentile (Target)	1.00x
25th percentile or higher, but lower than 37.5th percentile (Threshold)	0.90x
Below 25th percentile (Below Threshold)	0.75x

The TSR Modifier shall be applied to the Performance Period Percentage, provided that the maximum number of Performance RSUs that may become vested shall not exceed 200% of target.

(v)          The percentile of the “Total Shareholder Return” (defined as Share price appreciation plus dividends reinvested) shall be the Company’s Total Shareholder Return for the Measurement Period as compared to the Total Shareholder Return for the companies, without replacement, which are set forth on Exhibit A hereto (as such list may be amended by the Committee, the “Peer Group”).

(vi)          The Company’s Total Shareholder Return shall be the Company’s Total Shareholder Return for the Measurement Period calculated with dividends reinvested, for the Shares as reported on the applicable national exchanges on which the Shares are listed for trading and ending on the last day of the Measurement Period (or, if the Shares are not traded on that date, on the next preceding trading date on which the Shares are traded).  For purposes of calculating Total Shareholder Return:

(A)          The starting price for the Shares and the stock of each company in the Peer Group shall be the average of the closing price for each trading day within the thirty (30) trading days ending on the day before the first day of the Measurement Period; and

(B)          The ending stock price for the Shares and the stock of each company in the Peer Group shall be the average of the closing prices for each trading day within the thirty (30) trading days ending on the last day of the Measurement Period.

(vii)          In the event of an exchange, tender offer, merger, acquisition, consolidation, recapitalization, split, combination or otherwise, the Committee may make appropriate adjustments to the applicable EPS Change, ORONA, and Total Shareholder Return performance metrics and associated goals, provided that in the case of an acquisition, such goals may be increased and not decreased.  The Committee’s adjustment shall be made in accordance with the provisions of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

(b)          Termination in General.  Except as otherwise set forth in Sections 3(c), 3(d), 3(e), 3(f), and 3(g) hereof, all unvested Performance RSUs shall immediately be canceled and forfeited upon a Termination for any reason.

(c)          Termination for Death or Disability.  Upon a Participant’s Termination due to the Participant’s death or Disability, all unvested Performance RSUs shall immediately become vested assuming a Performance Payout Percentage of 100% and a TSR Modifier of 1.0x.

(d)          Termination for Normal Retirement.  Upon a Participant’s Termination due to the Participant’s Normal Retirement, a pro rata portion of the unvested Performance RSUs that would have been eligible to vest on the third (3rd) anniversary of the Grant Date shall remain outstanding and be eligible to vest based upon the Company’s actual performance over the Measurement Period in accordance with Sections 3(a) as applicable, in an amount determined by multiplying the number of Performance RSUs that were eligible to become vested on the third (3rd) anniversary of the Grant Date by a fraction, the numerator of which is the number of full months that have elapsed beginning on the Grant Date and ending on the date of Termination and the denominator of which is 36.  For purposes of this Agreement, “Retirement” shall mean a Termination other than a termination for Cause at or after age 65, or such earlier date after age 50 as may be approved by the Committee with regard to such Participant, in its sole discretion, subject to Section 409A of the Code.

(e)          Termination without Cause.  Upon a Participant’s Termination by the Company without Cause, a pro rata portion of the unvested Performance RSUs that would have been eligible to vest on the third (3rd) anniversary of the Grant Date shall remain outstanding and be eligible to vest based upon the Company’s actual performance over the Measurement Period in accordance with Section 3(a) in an amount determined by multiplying the number of Performance RSUs that were eligible to become vested on the third (3rd) anniversary of the Grant Date by a fraction, the numerator of which is the number of full months that have elapsed beginning on the Grant Date and ending on the date of Termination and the denominator of which is 36.

(f)          Change in Control.  Except as otherwise provided in a Participant’s employment agreement, if any, Section 12.1 of the Plan shall govern the treatment of the Performance RSUs in connection with a Change in Control.

(g)          Committee Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Committee may, in its sole discretion (but subject to applicable law), provide for accelerated vesting of the Performance RSUs at any time and for any reason.

4.          Delivery of Shares.  If and when Performance RSUs awarded by this Agreement become vested, the Units shall cease to be liable to be forfeited by the Participant.  By no later than ten (10) days following the date on which any Performance RSUs awarded hereunder become vested the Company, subject to satisfaction of the tax withholding requirements under Section 10 below, shall (i) deliver to the Participant a certificate for a number of unrestricted Shares equal to the total number of Performance RSUs that vested on such date and (ii) make a Dividend Equivalent Payment to the Participant with respect to such Performance RSUs as provided in Section 7.5.5(b) of the Plan.

5.          Dividends and Other Distributions; Voting Rights.

(a)          Section 7.5.5(b) of the Plan shall apply with respect to the Performance RSUs.

(b)          Participants have no voting rights during period of restrictions for Performance RSUs.

(c)          Section 7.5.6 of the Plan shall apply with respect to the Performance RSUs (unless the Committee determines otherwise in any particular case pursuant to Section 4.3 of the Plan).

6.          No transferability.  No Performance RSU granted hereunder may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

7.          Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

8.          Acknowledgment of Participant.  This award of Performance RSUs does not entitle Participant to any benefit other than that granted under this Agreement.  Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.  Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.

9.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

10.          Withholding of Tax.  As a condition to the distribution of Shares to the Participant, the Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company (including, without limitation, authorizing withholding from payroll and any other amounts payable to the Participant), the minimum statutory amount that is sufficient to satisfy any federal, provincial, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the Performance RSUs.  Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Shares (except as required by applicable law).  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy his or her tax obligations, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.

11.          Section 83(b) – U.S. Only.  If the Participant properly elects (as required by Section 83(b) of the Code) within thirty (30) days after the issuance of the Performance RSUs to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such Performance RSUs, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Performance RSUs.  If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Performance RSUs, as well as the rights set forth in Section 10 hereof.  The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to make such election, and the Participant agrees to timely provide the Company with a copy of any such election.

12.          Acceptance.  The Participant shall forfeit the Performance RSUs if the Participant does not execute this Agreement within a period of sixty (60) days from the date that the Participant receives this Agreement (or such other period as the Committee shall provide).

13.          Securities Representations.  The Performance RSUs are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant acknowledges, represents and warrants that:

(a)          The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 13.

(b)          If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Performance RSUs must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the Performance RSUs and the Company is under no obligation to register the Performance RSUs (or to file a “re-offer prospectus”).

(c)          If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Shares of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the vested Performance RSUs hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

14.          No Right to Employment.  Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

15.          Notices.  Any notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(a)          If such notice is to the Company, to the attention of the General Counsel of the Company or Secretary of the Company at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

(b)          If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

16.          Compliance with Laws.  The issuance of the Performance RSUs or unrestricted Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act, the Corporations Act, and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue the Performance RSUs or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

17.          Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except as provided by Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

18.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

19.          Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20.          Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21.          Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRONOX LIMITED

By:

Name:

Title:

PARTICIPANT

Name:

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